UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2022

ARKO Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39828	85-2784337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8565 Magellan Parkway Suite 400
Richmond, Virginia		23227-1150
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 730-1568

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ARKO	The NASDAQ Stock Market LLC
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50	ARKOW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2022, GPM Investments, LLC, a Delaware limited liability company (“GPM”) and a subsidiary of ARKO Corp., a Delaware corporation (“ARKO”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Pride Parent, LLC, a Delaware limited liability company (“Seller”).

Pursuant to the Purchase Agreement, at the closing of the transactions contemplated thereby (the “Closing”), GPM will purchase from Seller, and Seller will sell to GPM, subject to certain exceptions, all of the issued and outstanding membership interests in Pride Convenience Holdings, LLC, a Delaware limited liability company (“Pride”).

Under the Purchase Agreement, the aggregate purchase price for Pride is $230.0 million plus the value of inventory at Closing and subject to certain other closing adjustments. At Closing, ARKO intends to finance from its own sources approximately $28.0 million of the cash consideration plus the value of inventory and other closing adjustments, with the balance of the consideration being paid directly to Seller by Oak Street Real Estate Capital Net Lease Property Fund, LP (“Oak Street”) in accordance with ARKO’s previously reported standby real estate purchase, designation and lease program agreement, by and between Oak Street and GPM. Under this arrangement, Oak Street or its affiliates has agreed to acquire the entity holding certain real estate assets of Pride substantially concurrently with Closing, which GPM or its affiliates will lease from Oak Street.

Consummation of Closing is subject to customary conditions, including the accuracy of the representations and warranties of the parties (subject to certain exceptions) and the performance in all material respects of the parties’ respective covenants under the Purchase Agreement. Consummation of Closing is not subject to a financing condition.

The Purchase Agreement contains certain customary termination rights for both GPM, on the one hand, and Seller, on the other hand.

The foregoing description of the Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Purchase Agreement is filed with this Current Report on Form 8-K to provide security holders with information regarding its terms. It is not intended to provide any other factual information about ARKO, GPM, Seller, Pride or the acquired business. The representations, warranties and covenants contained in the Purchase Agreement were made solely for purposes of such agreement and as of specific dates, are solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of ARKO, GPM, Seller, Pride or the acquired business. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in ARKO’s public disclosures, except to the extent required by law.

Item 7.01 Regulation FD Disclosure.

On October 24, 2022, ARKO issued a press release announcing the entry into the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 furnished herewith, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1*	Purchase and Sale Agreement, dated as of October 19, 2022, by and between GPM Investments, LLC and Pride Parent, LLC.
99.1	Press Release issued by ARKO Corp. on October 24, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Pursuant to Item 601(a)(5) of Regulation S-K, schedules and similar attachments to this exhibit have been omitted because they do not contain information material to an investment or voting decision and such information is not otherwise disclosed in such exhibit. ARKO will supplementally provide a copy of any omitted schedule or similar attachment to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKO Corp.

Date:	October 24, 2022	By:	/s/ Arie Kotler
		Name: Title:	Arie Kotler Chairman, President and Chief Executive Officer